BDO

Tel: +27 31 514 7000
Fax: +27 31 536 8021
www.bdo.co.za

BDO House
1 Richefond Circle
Ridgeside Office Park
Umhlanga 4319
PO Box 47
La Lucia 4153
Docex 300 Durban
South Africa

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Our Ref: MES/sjh
11th October 2013

Ladies and Gentlemen

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 14, 2013, to be filed by SPAR Group, Inc. ("SPAR"). We agree with the statements made in response to that Item insofar as they relate to our Firm and the South African subsidiary of SPAR, SGRP Meridian (Pty) Ltd.

Yours faithfully
**BDO South Africa Incorporated**

**ME Stewart**
Director